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Exhibit 99.1

CHROMATICS ANNOUNCES MANUFACTURING AGREEMENT FOR INFANT BILIRUBIN MONITOR

NEW YORK, November 3, 1998 -- Chromatics Color Sciences International, Inc. (NASDAQ: CCSI) today announced it has entered into a manufacturing agreement for the production of the Colormate* TLc-BiliTest* -- the Company's device for pain-free, non-invasive monitoring of bilirubin (infant jaundice).

Chromatics Chief Executive Officer Darby Macfarlane said, "This is a tremendous step forward for us in bringing our color technology to the medical community. We are working to develop other important applications as well." The Company anticipates that once the monitor is commercially available and used by the medical community the common practice of drawing blood from infants to test for bilirubin jaundice could be significantly reduced.

The manufacturing agreement follows a series of successful exhibitions and presentations of the TLc-Bilitest* at medical conferences around the world during the past six months. Ms. Macfarlane said, "The response from clinicians has been very strong. Our intention now is to get the TLc-BiliTest* into their hands as soon as possible."

The conferences have included:

The Pediatric Academic Society conference in New Orleans, in May.
The SINOMED '98 Exhibition -- the 7th China International Medical Equipment and Facilities Exhibition in Beijing, in June.
The 22nd Annual International Congress of Pediatrics in Amsterdam, in August. The National Association of Neonatal Nurses meeting in Cincinnati, in September. The American Academy of Pediatrics meeting in San Francisco, in mid-October.
The 5th Annual Pediatric Critical Care Medicine Conference, held in Guilin, China, in late October.

To implement its marketing efforts, the Company has recently opened a medical marketing, sales and distribution support division in Connecticut and hired Vice President Sheila Kempf and other qualified sales, marketing and inservicing staff there. While Chromatics remains in ongoing negotiations to reach a definitive agreement and continues to move toward the completion of required due diligence with potential global distributors, the Company anticipates shipping the newly-manufactured monitors from that office in order to accommodate the interest already generated at the conferences for the TLc-BiliTest*.

Both an electronically powered model of the device and a lightweight hand-held battery operated monitor will be manufactured under FDA QSR as well as ISO 9000 manufacturing regulatory requirements. The Company's new contract manufacturer is an ISO 9001-certified facility. The System includes a proprietary calibration standard for each non-invasive measurement taken on an infant while being measured for hyperbilirubinemia.

The Colormate* TLc-BiliTest* has FDA clearance for commercial use and is the fist non-invasive bilirubin monitoring device for babies of all races, even under phototherapy treatment. A study of the device recently published by Pediatrics, the publication of the American Academy of Pediatrics, found that the TLc-BiliTest* was effective in diagnosing and tracking jaundice compared to

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current invasive techniques involving taking blood from infants - often repeatedly.

The study involved 2,441 infants at two hospitals who were repeatedly measured for bilirubin. The device was found to be effective for a wide variety of infants. Accuracy was not affected by infant race or weight, or by the use of phototherapy. The researchers reported, "This instrument used in newborn nurseries may allow physicians to shorten lengths of stay more safely and decrease the use of invasive blood tests."

Chromatics Color Sciences is in the business of color science and has developed technologies and intellectual properties that it believes have medical applications involving the detection and monitoring of certain chromogenic diseases or disorders such as bilirubin infant jaundice. The Company defines chromogenic diseases or disorders as those diagnosed or monitored by the coloration of the human skin, tissue or fluid being affected.

Medical applications in addition to the detection and monitoring of bilirubin infant jaundice will require additional clinical trials and FDA clearance. The Company's technologies and intellectual properties also have other applications including the scientific color measurement and classification of human skin, certain color-sensitive consumer products, and in determining the color compatibility of such skin and product color classification for use in a variety of industries including the cosmetic, beauty-aid and fashion industries.

Certain of the matters discussed in this announcement contain forward-looking statements that involve material risks to and uncertainties in the Company's business that may cause actual results to differ materially from those anticipated by the statements made herein. Such risks and uncertainties include, among other things, the availability of any needed financing, the Company's ability to implement its long range business plan for various applications for its technologies, the Company's ability to enter into agreements with marketing and distribution partners, the impact of competition, the obtaining and maintaining of regulatory clearances applicable to applications of the Company's technology, management of growth and other risks and uncertainties that may be detailed from time to time in the Company's reports filed with the Securities and Exchange Commission, including those set forth in its annual report on Form 10-K for the year ended December 31, 1997 and its quarterly report on Form 10Q for the six months ended June 30, 1998.